Filed Pursuant to Rule 424(b)(3)

File No. 333-183001

STATION CASINOS LLC

SUPPLEMENT NO. 2 TO

MARKET MAKING PROSPECTUS DATED OCTOBER 19, 2012

THE DATE OF THIS SUPPLEMENT IS DECEMBER 11, 2012

On December 4, 2012, Station Casinos LLC filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 3, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

As previously disclosed, subsidiaries of Station Casinos LLC (the “Company”) have entered into development and management agreements with the North Fork Rancheria of Mono Indians (the “Mono”), a federally recognized Indian tribe located near Fresno, California, pursuant to which the Company has agreed to assist the Mono in developing, financing and operating a gaming and entertainment facility to be located in Madera County, California.

On December 3, 2012, the Bureau of Indian Affairs of the United States Department of the Interior (the “DOI”) published in the Federal Register a Notice of Final Agency Determination, dated November 26, 2012, to take 305 acres in Madera County (the “Site”) into trust for gaming purposes for the benefit of the Mono.  The California legislature must still ratify the tribal-state Class III gaming compact (the “Compact”) between the State of California and the Mono, and the DOI must then either approve the Compact or otherwise allow it to become effective by operation of law.  Once effective, the Compact will regulate gaming at the Mono’s proposed gaming project at the Site.  The Compact provides for the Mono to operate up to 2,000 slot machines at the proposed project.  No assurances can be provided as to whether California legislature will ratify the Compact, or whether the DOI will approve the Compact or otherwise allow it to become effective.  The timing and feasibility of the project are dependent upon the receipt of the necessary governmental and regulatory approvals and there can be no assurances as to when or if the necessary approvals will be obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: December 3, 2012	By:	/s/ Marc J. Falcone
Marc J. Falcone Executive Vice President and Chief Financial Officer